Exhibit 99.1

AMENDMENT NO. 1

TO THE

DECLARATION OF TRUST AND

TRUST AGREEMENT

OF

CONVEXITYSHARES TRUST

This Amendment Number 1 to the Declaration of Trust and Trust Agreement of ConvexityShares Trust (the “Trust”) amends, effective immediately, the Declaration of Trust and Trust Agreement of the Trust, dated April 12, 2021, between ConvexityShares, LLC (the “Sponsor”), a Delaware limited liability company, and Wilmington Trust, National Association, a national banking association, as trustee (the “Agreement”).

WHEREAS the Sponsor established the Trust with the Agreement; and

WHEREAS the Sponsor, acting pursuant to Section 12.1 of the Agreement, desires to make a permitted change to said Agreement without shareholder approval, to provide the Sponsor greater flexibility to protect Unitholders by appointing a successor Sponsor if an Event of Withdrawal occurs;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	The definition of “Event of Withdrawal” in ARTICLE I is hereby deleted and replaced in its entirety with the following:

“Event of Withdrawal” means the filing of a certificate of dissolution or cancellation of the Sponsor, the revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter), or the Sponsor’s voluntary withdrawal as Sponsor in accordance with Section 5.12(a) of this Trust Agreement.

2.	Section 4.2(a) is hereby amended by adding the following at the end of the Section:

Each of ConvexityShares Daily 1.5x SPIKES Futures ETF and ConvexityShares 1x SPIKES Futures ETF is authorized to issue, and does issue, Units in accordance with this Agreement, and pursuant to the terms, conditions, policies and procedures set forth in each applicable Authorized Participant Agreement and the Registration Statement, and such issuance is ratified, confirmed and approved.

3.	Section 5.12(a) is hereby amended by replacing it in its entirety with the following:

(a)	The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon thirty (30) days’ prior notice to all Unitholders and the Trustee. If the Sponsor withdraws and a successor Sponsor is selected in accordance with Section 14.1(a)(iii), the withdrawing Sponsor shall pay all expenses as a result of its withdrawal.

4.	Section 14.1(a) is hereby amended by replacing it in its entirety with the following:

(a)	The occurrence of an Event of Withdrawal, unless (i) prior to the Event of Withdrawal, the Sponsor appoints a successor Sponsor that agrees to carry on the business of the Trust; (ii) at the time there is at least one remaining Sponsor and that remaining Sponsor carries on the business of the Trust or (iii) within ninety (90) days of such Event of Withdrawal, the affirmative vote or written consent of Unitholders in accordance with Section 9.2(d) or Section 12.3 of this Trust Agreement is obtained to continue the business of the Trust and to select, effective as of the date of such selection, one or more successor Sponsors.

Acting pursuant to Section 12.1, the undersigned, a duly authorized officer of the Sponsor, signs this Amendment by and on behalf of the Sponsor as of May 19, 2023.

CONVEXITYSHARES, LLC as Sponsor

By:	/s/ Simon Ho
	Name:	Simon Ho
	Title:	Interim Chief Executive Officer and President